Filed pursuant to Rule 424(b)(3)
Registration Number 333-130473

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement relating to these securities that has been filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(Subject to Completion, Dated March 3, 2010)

PROSPECTUS

$50,000,000
Winner Medical Group Inc.

Common Stock
Preferred Stock
Warrants
Debt Securities
Units

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, debt securities, or a combination of these securities, or units, for an aggregate initial offering price of up to $50,000,000.  This prospectus describes the general manner in which our securities may be offered using this prospectus.  Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering.  Any prospectus supplement may also add, update, or change information contained in this prospectus.  You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the New York Stock Exchange AMEX under the symbol “WWIN”.  On March 2, 2010, the last reported sale price of our common stock was $7.18 per share.  We will apply to list any shares of common stock sold by us under this prospectus and any prospectus supplement on the New York Stock Exchange AMEX.  The prospectus supplement will contain information, where applicable, as to any other listing of the securities on the New York Stock Exchange AMEX or any other securities market or exchange covered by the prospectus supplement.

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The aggregate market value of our outstanding common stock held by non-affiliates is $28,653,499 based on 22,363,675 shares of outstanding common stock, of which 3,990,738 are held by non-affiliates, and a per share price of $7.18 based on the closing sale price of our common stock on March 2, 2010. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

The securities offered by this prospectus involve a high degree of risk.  See “Risk Factors” beginning on page 17, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

This prospectus is dated March 3, 2010

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus.  If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.  These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $50,000,000. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

In this prospectus, references to the “Company” “we” “us” and “our” refer to Winner Medical Group Inc. and our predecessors and subsidiaries, unless the context otherwise requires.  Additionally, unless we indicate otherwise, references in this prospectus to:

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“RMB” and “Renminbi” are to the legal currency of China; and

•	“$” “US$” and “U.S. dollars” are to the legal currency of the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus contains forward-looking statements which involve risks and uncertainties, including statements regarding our capital needs, business strategy and expectations. Any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may” “should” “will” “expect” “plan” “intend”  “anticipate” “believe” “estimate” “predict” “potential” “forecast” “project” or “continue,” the negative of such terms or other comparable terminology.

You should not rely on forward-looking statements as predictions of future events or results. Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions, risks and uncertainties and other factors which could cause actual events or results to be materially different from those expressed or implied in the forward-looking statements.

In evaluating these statements, you should consider various factors, including the risks described in this prospectus under “Risk Factors” and elsewhere. These factors may cause our actual results to differ materially from any forward-looking statement. In addition, new factors emerge from time to time and it is not possible for us to predict all factors that may cause actual results to differ materially from those contained in any forward-looking statements. We disclaim any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this prospectus, except as required by applicable law.

ABOUT WINNER MEDICAL GROUP INC.

Background

We were originally incorporated under the name Birch Enterprises, Inc. in the state of Nevada in August 1986. The Company had no active operations from 1992 until December 16, 2005 when it completed a reverse acquisition transaction with Winner Group Limited, or Winner, a Cayman Islands corporation, whose subsidiary companies originally commenced business in February 1991.

Winner is a technology-driven medical dressings and medical disposables manufacturer based in China. Winner became the Company’s wholly-owned subsidiary in connection with the reverse acquisition transaction and is the holding company for all of the Company’s commercial operations.

On February 13, 2006, the Company amended its Articles of Incorporation to change its name to Winner Medical Group Inc.

Acquisition of Winner Group Limited

On December 16, 2005, the Company completed a reverse acquisition transaction with Winner Group Limited whereby the Company issued to the stockholders of Winner Group Limited 42,280,840 shares of its common stock in exchange for all of the issued and outstanding capital stock of Winner Group Limited. These 42,280,840 shares had been restated to 21,140,420 shares in the Company’s financial statements to reflect a reverse stock split of 1 new share of common stock for 2 old shares of common stock on October 6, 2009.

Winner Group Limited’s operations began with Winner Medical & Textile Ltd. Zhuhai, which was incorporated in China in February 1991 by the Company’s CEO, President and director Mr. Jianquan Li. Winner Group Limited was incorporated as a Limited Liability Exempted Company in the Cayman Islands in April 2003 and is the holding company of all of the Company’s business operations. Below is the Company’s holding company structure.

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The Company’s Business

Through its subsidiary Winner Group Limited, the Company’s business consists of research and development, manufacturing and marketing of medical dressings and medical disposables. The Company has eight wholly-owned operating subsidiaries and four joint venture companies, and it established several integrated manufacturing and processing lines for its core products. The Company’s product offerings include medical care products, wound care products, home care products and PurCotton® products, a new product of nonwoven fabric made from 100% natural cotton.

The Company is one of the leading manufacturers of medical dressings and medical disposables in China. The products are sold worldwide, with Europe, China, the United States or the U.S. and Japan serving as the top four markets. Certain of the Company’s establishments are registered, and its medical device products are listed, with the U.S. Food and Drug Administration or FDA. Establishment registration and product listing, along with proper labeling, manufacturing in accordance with the quality system regulation, and reporting of adverse events, permit the Company to import those sterilized products into the United States.

The Company’s Strategy

The Company’s primary business strategy is to achieve annual growth in revenue by building its brand and reputation. The Company seeks to implement its business strategy by focusing on:

Marketing Own Brand Product in China

The surgical dressing and medical disposables market in China is expanding quickly. Certain marketing research shows that the demand for disposable medical products has experienced rapid growth. In the future, the medical market in China will become increasingly regulated due to the Chinese government’s efforts to reform its medical care system. These factors create opportunities for companies such as Winner Medical that have already followed such strict conduct and quality control regulations.

During the three months ended December 31, 2009, approximately 27.32% of the Company’s sales revenue was generated domestically in China, and this percentage is expected to increase. The Company’s sales channel in China includes: hospitals, local distributors, and chain drugstore.

PurCotton® Products

The PurCotton® product, new spunlace cotton nonwoven products, is expected to have advantages over woven cotton or synthetic nonwoven fabric, such as it is natural, safe, strong, durable, healthy, environmentally friendly, and of higher quality. The Company intends to utilize its patented manufacturing process to produce PurCotton® at a lower cost than woven cotton products, so it believes the launch of the cotton nonwoven spunlace products will provide a significant advantage to the Company. Patent applications covering the invention of spunlace cotton nonwoven process have been made in more than 50 countries. Patents have been granted in China, the United States, Russia, Singapore, South Africa, Mexico, Nigeria, Philippines, and member states of the European Patent Office.

To execute its strategy, the Company entered into an agreement in 2005 with the local government agency of Huanggang to acquire 564,742 square meters (approximately 140 acres) of land that will mostly be dedicated to the construction of 100% cotton spunlace nonwoven fabric production facilities by the Company’s subsidiary Winner Medical (Huanggang) Co., Ltd., “Winner Huanggang”. Land use right certificates for this land were issued to the Company in November 2005 and July 2007. As of the date of this prospectus, the first two PurCotton® manufacturing lines are producing in full capacity; the third manufacturing line has completed testing and started production, and its production is expected to increase. In August 2009, the Company entered into a contract with a machine producer in China to purchase new machines for the fourth production line, these machines are expected to start production in the third quarter of 2010. In order to build and market PurCotton® brand in China, the Company set up a wholly-owned subsidiary Shenzhen PurCotton® Technology Co., Ltd. which sells its PurCotton® branded products through establishing chain stores by its own marketing and sales efforts in the Chinese marketplace. The Company will open more stores if there is a growth in the market demand for PurCotton® products in the future.  During the three months ended December 31, 2009 and 2008, gross profit from these products was approximately $1,010,000 and $216,000, respectively

Providing High Quality Products

The Company’s goal is to manufacture and sell products that are of the highest quality in the industry and in accordance with established industry standards. The Company’s quality management system is certified by the International Organization for Standardization and is registered under ISO 9001 ISO 13485:2003. Currently, over 90% of the Company’s products have obtained EU CE Certificates. The Company’s establishment for manufacturing products imported into the U.S. is registered with the U.S. Food and Drug Administration or FDA.  The Company has 30 types of products listed with the FDA in the U.S. and it is proud to have FDA clearance to import sterilized products into the U.S.  Among those products are sterilization pouches and face masks, for which 510k premarket notifications were filed and which have received orders of substantial equivalence from the FDA.  Japanese certificates, which are awarded to individual factories, have been granted to Winner Medical’s Shenzhen, Jiayu, and Chongyang factories, which are all qualified and entitled to export products to Japan directly.

Providing Customers with a Complete Product Line – One Stop Procurement Services

The Company provides customers all over the world with specialized medical dressing products that are intended to address a number of customer issues and needs. The Company’s products are designed to meet a wide variety of its clients’ product configuration demands. The Company uses manufacturing equipment, including gauze sponge bleaching equipment, sterile packaging machines, auto-gauze sponges folding machines, nonwoven sponge folding machines, and steam sterilization and ethylene oxide, or ETO, for sterilization processing which it believes allows the Company to produce its products in a cost efficient manner.

Developing Products Through Research and Development

The Company’s research and development efforts are aimed at finding new varieties of products, improving existing products, improving product quality and reducing production costs.  The Company intends to focus significant efforts on opening new opportunities for its new products.

Implementing Advanced Information Technology Systems

The Company has implemented the Enterprise Resources Planning, “ERP”, software provided by a Systems Applications and Products company, “SAP”, or SAP ERP system, which integrates all of the core business operations of each of its subsidiaries, from production, supply, and sales to financial records-into one system. The Company’s goal is to build a platform on which the Company can share information with its customers, including raw material preparation, production status, inventory, and transportation.

Managing Business Effectively Through a Strong Management Team

Each member of the Company’s management team has an average of ten years of experience in the industry. Under their leadership, the Company has a demonstrated record of rapid and orderly growth.  The Company intends to capitalize on the acumen and industry experience of several members of its management team to grow its business.

Building a Broad Customer Base

The Company has many customers in all major regions throughout the world. The Company’s customers are located in China, Japan, Germany, North America, Italy, Australia, France, the United Kingdom, the Netherlands, South America, Africa, the Middle East and other places around the globe. Currently, its largest markets are Japan, Europe, China and the United States. The Company intends to provide better quality services and more competitive products to maintain its current broad customer base and its market share in the international market.

Developing and Expanding the Company’s Logistical Capabilities

Development and expansion of the Company’s logistical capabilities are an important aspect of the Company’s strategy. The Company believes it is important to have warehouses in large transportation ports and near central cities. The Company’s use of modern logistics management methods is designed to enhance its service levels, including its ability to deliver products to customers in a timely fashion.  Further, the Company strives to handle customer service inquiries quickly and accurately. Information on purchase order confirmation, production or order status and shipping advice is readily available. The Company also offers its customers a variety of payment terms to facilitate international purchases.

Focus on higher margin products

As its long term plan, the Company is executing a systematic plan for the marketing and sales of PurCotton® products, which have a higher margin than the Company’s traditional products. Even though it experienced low margins during the initial stage of the PurCotton® product launch, the Company believes it will generate a higher margin than its traditional products once PurCotton® products commence mass production. At the same time, the Company is working on technical improvements to its equipment at Winner Huanggang to increase production efficiency.

The Company’s Products

The Company’s products can be divided into the following four categories according to their functions:

Medical care products
Include operating room products, procedural packs, protective products and gauze.

Wound care products
Include dressing pads, cotton products, retention products and dental products.

Home care products
Include cosmetic products, handkerchiefs, sweat pads and bathing sets.

PurCotton® products
New spunlace 100% cotton nonwoven products. Include jumbo rolls as consumer raw materials, operating room towels, lap sponges, swabs and surgical gowns, as well as finished consumer products such as wipes and cosmetic cotton products.

The Company’s Intellectual Property

The Company currently has twenty six issued patents. Below are brief descriptions of these patents:

Description of Patent	Patent No.	Type	Status
Manufacture Method of the Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby	ZL 200510033576.9 (China)	Invention	Granted

Manufacture method of the 100% cotton non-woven medical dressings	ZL 200510033147.1 (China)	Invention	Granted

Colored non-woven cloth with special coat	ZL 200620013847.4 (China)	Utility Model	Granted

Colored 100% cotton gauze	ZL 200620132922.9 (China)	Utility Model	Granted

100% cotton gauze with protective function	ZL 200620132920.X (China)	Utility Model	Granted

A medical dressing resists penetration and adhesion	ZL 200620132921.4 (China)	Utility Model	Granted

An ancillary fight code machine	ZL 200620017009.4 (China)	Utility Model	Granted

A safety medical gauze with detective device	ZL 200620014971.2 (China)	Utility Model	Granted

Wipes box	ZL 200630060318.5 (China)	Appearance design	Granted

Spunlace non-woven cloth with special coat and protective function	ZL 200620013845.5 (China)	Utility Model	Granted

A testing equipment for cloth	ZL 200820091990.4 (China)	Utility Model	Granted

Wound dressing	ZL 200820092733.2 (China)	Utility Model	Granted

Petrolatum dressing	ZL 200820105164.0 (China)	Utility Model	Granted

Product of and Method for hydrophobic 100% cotton non-woven cloth	ZL 200820093952.2 (China)	Utility Model	Granted

Packing device for medical dressing products	ZL 200820094531.1 (China)	Utility Model	Granted

Draw out wipes box	ZL 200520035670.3 (China)	Utility Model	Granted

Medical product box	ZL 200820207244.7 (China)	Utility Model	Granted

Embossed non-woven cloth	ZL 2008201397530 (China)	Utility Model	Granted

A care package	ZL 200820235800.1 (China)	Utility Model	Granted

A bondage	ZL 200920129524.5 (China)	Utility Model	Granted

A protective facemask	ZL 200920135220.X (China)	Utility Model	Granted

Method For Producing Spunlace Non-Woven Cloth, Method For Producing Spunlace Non-Woven Cloth With X-Ray Detectable Element, Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby	05013515.1 (E.U.)	Invention	Granted

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Method For Producing Spunlace Non-Woven Cloth, Method For Producing Spunlace Non-Woven Cloth With X-Ray Detectable Element, Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby	1-2007-501648 (Philippine)	Invention	Granted

Method For Producing Spunlace Non-Woven Cloth, Method For Producing Spunlace Non-Woven Cloth With X-Ray Detectable Element, Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby	270370 (Mexico)	Invention	Granted

Method For Producing Spunlace Non-Woven Cloth, Method For Producing Spunlace Non-Woven Cloth With X-Ray Detectable Element, Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby	2007/7583 (South Africa)	Invention	Granted

Method For Producing Spunlace Non-Woven Cloth, Method For Producing Spunlace Non-Woven Cloth With X-Ray Detectable Element, Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby	NG/C/2007/774 (Nigeria)	Invention	Granted

The Company has licensed from Jianquan Li, the Company’s CEO, President and Director, his rights under four patent and related technologies for nonwoven fabric manufacturing on a perpetual, worldwide royalty-free basis.  Below are the brief descriptions of these patents:

Description of Patent licensed from Jianquan Li	Patent No.	Type	Status
Method For Producing Spunlace Non-Woven Cloth, Method For Producing Spunlace Non-Woven Cloth With X-Ray Detectable Element, Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby	US 7049753 B2 (U.S.)	Invention	Granted

Method For Producing Spunlace Non-Woven Cloth, Method For Producing Spunlace Non-Woven Cloth With X-Ray Detectable Element, Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby	2326191 (Russia)	Invention	Granted

Method For Producing Spunlace Non-Woven Cloth, Method For Producing Spunlace Non-Woven Cloth With X-Ray Detectable Element, Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby	P-No. 125160 (Singapore)	Invention	Granted

Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby.  The Company added X-Ray detectable elements into the spunlace non-woven cloth so that it can be easily detected by X-ray, thereby avoiding leaving medical dressings in patient’s body
	ZL 200520055659.3 (China)	Utility Model	Granted

The Company also has registered the trademark for the word “Winner” in China, the United States, Canada, Singapore, Libya, Jordan, the United Arab Emirates, Saudi Arabia, Thailand, Yemen, Chile, Cambodia and Hong Kong, and this trademark has passed the registration application in the member countries of the Madrid Agreement such as Germany, France, Italy, Russia, Switzerland and Australia. The trademark of “PurCotton” has also been registered (or application for registration has also been made) in China, Hong Kong, the United States, European Union, Japan, Australia, Barisal, South Africa, Philippine, Russia, and Egypt. Other trademarks, including “Winwin”, “Winband” in English and Chinese, and “SoftTouch” have also been registered by the Company.

Regulation

The Company is subject to complex and stringent governmental laws and regulations relating to the manufacture and sale of medical dressings and medical disposables in China and in many other countries in which it sells its products. These laws and regulations in the major markets in which it competes are discussed further below. All of the regulatory laws and regulations may be revised or reinterpreted, or new laws and regulations may become applicable that could have a negative effect on the Company’s business and results of operations. See “Risk Factors — Risks Related to the Company’s Industry — the Company’s failure to comply with ongoing governmental regulations could impair its operations and reduce its market share.”

China

In China, medical sanitary materials and dressings, including medical gauzes, absorbent cottons, bandages and disposable surgical suits, are regulated as medical devices and are administered by the Department of Medical Devices of the State Drug Administration of China. The technology and specifications of these products must be consistent with the Regulations for the Supervision and Administration of Medical Devices and relevant laws and standards.

The Company’s business is regulated by a number of provincial authorities that license the production of, and register, products such as those the Company manufactures. Eight of the Company’s wholly-owned subsidiaries, which require licenses from these authorities, operate under current licenses.

Other Countries

In addition, since the Company sells its products in international markets, its products are subject to regulations imposed by various governmental agencies in the markets where the Company’s products are sold. All of the Company’s products exported to European countries must have a CE certificate, CE-certification or CE Marking, which is a conformity marking consisting of the letters “CE”. The CE Marking applies to products regulated by certain European health, safety and environmental protection legislation. The CE Marking is obligatory for products it applies to and the manufacturer affixes the marking in order to be allowed to sell their products in the European market.

In Japan, the Company needs a Certificate of Foreign Manufacture from the Pharmaceuticals and Medical Devices Agency of the Ministry of Health, Labor and Welfare of Japan in order to sell its products in the Japanese market. The Company has met applicable standards and obtained the required certificates in Europe and Japan.

In the U.S., some of the Company’s products are considered medical devices. The FDA regulates the design, manufacture, distribution, quality standards and marketing of medical devices. Accordingly, the Company’s product development, testing, labeling, manufacturing processes and promotional activities for certain products that are considered medical devices are regulated extensively in the U.S. by the FDA. The FDA has given the Company clearance to market such products within the U.S.

Under the U.S. Federal Food, Drug, and Cosmetic Act, or “FFDCA”, medical devices are classified into one of three classifications, each of which is subject to different levels of regulatory control, with Class I being the least stringent and Class III being subject to the most control. Class III devices, which are life supporting or life sustaining, or which are of substantial importance in preventing impairment of human health, are generally subject to a clinical evaluation program before receiving pre-market approval, or PMA, from the FDA for commercial distribution. Class II devices do not require clinical evaluation and pre-market approval by the FDA. Instead, these products require a pre-market notification to the FDA and in most cases a showing of substantial equivalence to an existing product under Section 510(k) of the FFDCA. Class I devices are subject only to general controls, such as labeling and record-keeping regulations, and are generally exempt from pre-market notification or approval under Section 510(k) of the FFDCA, although they are required to be listed with the FDA. The Company’s medical device products are generally considered Class I devices; therefore, they are exempt from pre-market notification or approval requirements. The Company has listed all of its relevant products with the FDA pursuant to the FFDAC.

If a 510(k) pre-market notification is required for a medical device, the device cannot be commercially distributed in the US until the FDA issues a letter of substantial equivalence which permits the sale of the product. Certain of the Company’s surgical face masks and sterilization pouches are subject to the 510(k) pre-market notification requirements. The Company has already received the necessary clearance from the FDA for such products.

The Company’s medical device products are also subject to the general labeling requirements under the FDA medical device labeling regulations. As of the date of this prospectus, the Company has labeled all of its medical device products and was not the subject of any enforcement action initiated by the FDA.

In addition, manufacturers of medical devices distributed in the U.S. are subject to various other regulations, which include establishment registration, medical device listing, quality system regulation (“QSR”) and medical device reporting. Under the FFDAC, any foreign establishment that manufactures, prepares, propagates, compounds or processes a medical device that is imported, or offered for import, into the U.S. is required to register its establishment with the FDA. In addition, any foreign establishment that engages in the manufacturing, preparation, assembly or processing of a medical device intended for commercial distribution in the U.S. is required to list its devices with the FDA. The Company’s subsidiary Winner Shenzhen, which exports all of its products, has registered its establishment with the FDA and has listed 31 medical and dental devices.

The Company’s manufacturing processes are required to comply with the applicable portions of the QSR, which cover the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of its medical device products. The QSR, among other things, requires maintenance of a device master record, device history record and complaint files. As of the date of this prospectus, the Company was not the subject of any enforcement actions initiated by the FDA.

The Company is also required to report to the FDA if its products cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to death or serious injury were the malfunction to recur. The FDA can require the recall of products in the event of material defects or deficiencies in design or manufacturing. The FDA can withdraw or limit the Company’s product clearances in the event of serious, unanticipated health or safety concerns. The Company may also be required to submit reports to the FDA of corrections and removals.  As of the date of this prospectus, the Company had not received any complaints that any of its products had contributed to a death or serious injury, or that they suffered any such malfunctions or defects.

The FDA has broad regulatory and enforcement powers. If the FDA determines that the Company has failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions ranging from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizures or recall of the Company’s products, total or partial shutdown of production, withdrawal of approvals or clearances already granted and criminal prosecution. The FDA can also require the Company to repair, replace or refund the cost of devices that it manufactured or distributed. The Company’s failure to meet any of these requirements may cause the FDA to detain its products automatically when they are presented for entry into the U.S. If any of these events occur, it could result in a material adverse impact on the Company. As of the date of this prospectus, the Company was not the subject of any enforcement actions initiated by the FDA.

The Company is also required to report to the FDA if its products cause or contribute to a death or serious injury or malfunction in a way that would likely cause or contribute to death or serious injury were the malfunction to recur. The FDA can require the recall of products in the event of material defects or deficiencies in design or manufacturing. The FDA can withdraw or limit the Company’s product approvals or clearances in the event of serious, unanticipated health or safety concerns. The Company may also be required to submit reports to the FDA of corrections and removals. As of the date of this prospectus, the Company had not received any complaints that any of its products had contributed to a death or serious injury, or that they suffered any such malfunctions or defects.

The FDA has broad regulatory and enforcement powers. If the FDA determines that the Company has failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions ranging from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizures or recall of the Company’s products, total or partial shutdown of production, withdrawal of approvals or clearances already granted and criminal prosecution. The FDA can also require the Company to repair, replace or refund the cost of devices that it manufactured or distributed. The Company’s failure to meet any of these requirements may cause the FDA to detain its products automatically when they are presented for entry into the U.S. If any of these events occur, it could create a material adverse impact on the Company. As of the date of this prospectus, the Company was not the subject of any enforcement actions initiated by FDA.

The Company’s Competitive Advantages

Compared with the Company’s competitors, its competitive advantages include the following:

- Sound quality management system and certificates obtained. The Company has already established three quality management systems, ISO9001:2000 quality management system, ISO13485:2003 medical devices quality control system, and 21CFR Part 820 U.S. FDA (United States Food and Drug Administration) Medical Device Quality System Regulation. Also, the Company is proud to have received FDA clearance to import sterilized products into the US. The Company also has 30 types of products registered and listed with the FDA in the US, which include the sterilization pouches and face masks that have received 510k (US FDA) clearance. Currently, over 90% of the Company’s products have obtained European Union CE certificates. The Japanese certificates, which are awarded to individual factories, have been granted to the Company’s Shenzhen, Jiayu, and Chongyang factories, which are factories qualified and entitled to export products to Japan.

- Quality control on vertically integrated production capacities. The Company has shaped its integrated manufacturing lines to meet client preferences of procuring a range of products from a single trusted supplier. The Company’s services range from raw material processing, bleaching, folding, packaging and sterilization to finished product delivery. They are adamant about maintaining stringent quality control throughout each stage. The Company has factories in Hubei, Shenzhen and Shanghai. Production plants in Hubei province are primarily focused on upstream manufacturing and the facilities in Shenzhen are focused on higher value-added processing to finished products.

- Innovation. The Company is dedicated to investing in research and development to drive innovation. The focus is on the PurCotton® manufacturing process to improve product quality and enhance efficiency, and also continuing to expand PurCotton® line through line extensions and value-added features. The Company has already obtained invention patents in China, the U.S., Russia, Singapore, South Africa, Mexico, Nigeria, the Philippines and member states of the European Patent Office for the invention of the spunlace cotton nonwoven manufacturing process.

Office Location

Our principal executive offices are located at Winner Industrial Park, Bulong Road, Longhua, Shenzhen City 518109, the People’s Republic of China. Our telephone number at this address is (86) 755-28138888. Our registered office in Nevada is located at One East First Street, Reno, County of Washoe, Nevada.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is www.winnermedical.com. The information contained on our website is not incorporated by reference into this prospectus and is not part of this prospectus.

RISK FACTORS

Investors should carefully consider the risks described below before making an investment decision. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference herein, including the specific risk factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, other information contained in the prospectus supplement or appearing in, or incorporated by reference in, this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.

RISKS RELATED TO THE COMPANY’S BUSINESS

The Company’s dependence upon international customers may impede its ability to supply products

During the three months ended December 31, 2009, approximately 72.68% of the Company’s products were sold internationally.  As a result, the Company is subject to risks associated with shipping products across borders, including shipping delays.  If the Company cannot deliver its products on a competitive and timely basis, its relationships with international customers may be damaged and its financial condition could be harmed.

The Company engages in international sales, which expose it to trade restrictions

As a result of the Company’s product sales in various geographic regions, the Company may be subject to the risks associated with customs duties, export quotas and other trade restrictions that could have a significant impact on its revenue and profitability.  While the Company has not encountered significant difficulties in connection with the sales of its products in international markets, the future imposition of, or significant increases in the level of, custom duties, export quotas or other trade restrictions could have an adverse effect on the Company.  Further, the Company cannot assure that the laws of foreign jurisdictions where it sells and seeks to sell its products afford similar or any protection of its intellectual property rights as may be available under U.S. laws.  The Company is directly impacted by the political, economic, military and other conditions in the countries where it sells or seeks to sell its products.

Expansion of the Company’s business may put added pressure on its management, financial resources and operational infrastructure, impeding the Company’s ability to meet any increased demand for its medical products and possibly impairing its operating results

The Company’s business plan is to significantly grow its operations to meet anticipated growth in demand for existing products, and by the introduction of new product offerings.  The Company’s planned growth includes the construction of several new production lines to be put into operation over the next five years.  Growth in the Company’s business may place a significant strain on its personnel, management, financial systems and other resources.  The Company may be unable to successfully and rapidly expand sales to potential customers in response to potentially increasing demand or control costs associated with its growth.

To accommodate any such growth and compete effectively, the Company may need to obtain additional funding to improve information systems, procedures and controls and expand, train, motivate and manage its employees, and such funding may not be available in sufficient quantities.  If the Company is not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, the Company’s operating results could suffer.

The Company relies on patent and trade secret laws that are complex and difficult to enforce

The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, the extent of their enforceability and protection is highly uncertain.  Issued patents or patents based on pending patent applications or any future patent applications may not exclude competitors or may not provide a competitive advantage to the Company.  In addition, patents issued or licensed to the Company may not be held valid if subsequently challenged and others may claim rights in or ownership of such patents.  Furthermore, the Company cannot assure that its competitors have not developed or will not develop similar products, will not duplicate the Company’s products, or will not design around any patents issued to or licensed by the Company.

The Company depends on key personnel, and turnover of key employees and senior management could harm its business

The Company’s future business and results of operations depend in significant part upon the continued contributions of its key technical and senior management personnel, including Jianquan Li, Xiuyuan Fang, and Nianfu Huo, who hold the titles of CEO, President and Chairman, CFO and Vice President, and Senior Vice President and Chairman of Supervisory Board, respectively.  They also depend in significant part upon the Company’s ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for its operations.  If the Company loses a key employee or if a key employee fails to perform in his or her current position, or if the Company is unable to attract and retain skilled employees as needed, the Company’s business could suffer.  Significant turnover in the Company’s senior management could significantly deplete the Company’s institutional knowledge held by its existing senior management team.  The Company depends on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of its business, any part of which could be harmed by further turnover.

The Company’s revenues are highly concentrated in a single customer and the Company’s business will be harmed if this customer reduces its orders from the Company

In fiscal year 2009, almost 14.78% of the Company’s business comes from just one customer, Sakai Shoten Co., Ltd, which acts as a purchasing agent for a large number of ultimate consumers of the Company’s products in Japan.  If the Company loses this customer and is unable to replace this customer with other customers that purchase a similar amount of the Company’s products, the Company’s revenues and net income would decline considerably.

The Company has limited product liability insurance coverage and is subject to potential product liability claims for which it does not have insurance coverage

Defects in the Company’s products could subject the Company to potential product liability claims arising from bodily injury or property damage.  The Company has limited product liability insurance covering the PRC, US and Canadian markets, and does not have product liability insurance for other markets.  A successful claim brought against the Company in the markets not covered by any product liability insurance could adversely harm the Company’s reputation, business and financial condition.

The Company may not be able to adequately finance the significant costs associated with the development of new medical products

The medical products in the medical dressings and medical disposables market change dramatically with new technological advancements.  The Company is currently conducting research and development on a number of new products, which require a substantial outlay of capital.  To remain competitive, the Company must continue to incur significant costs in product development, equipment, facilities and invest in research and development of new products.  These costs may increase, resulting in greater fixed costs and operating expenses.

In addition to research and development costs, the Company could be required to expend substantial funds for and commit significant resources to the following:

•	additional engineering and other technical personnel;
•	advanced design, production and test equipment;
•	manufacturing services that meet changing customer needs;
•	technological changes in manufacturing processes; and
•	manufacturing capacity.

The Company’s future operating results will depend to a significant extent on its ability to continue to provide new products that compare favorably on the basis of cost and performance with the design and manufacturing capabilities of competitive third-party suppliers and technologies.  The Company will need to sufficiently increase its net sales to offset these increased costs, the failure of which would negatively affect the Company’s operating results.

The current global financial crisis may have a negative impact on the Company’s business and financial condition, especially on the market acceptance of the Company’s new PurCotton® products

The current worldwide economic crisis has created significant reductions in available capital and liquidity from banks and other providers of credit, which may adversely affect the Company’s customers’ ability to buy the Company’s new PurCotton® products and fulfill their obligations to the Company.  Additionally, many of the effects and consequences of the current global financial crisis and a broader global economic downturn are currently unknown; any one or all of them could potentially have a material adverse effect on the Company’s customers' or the Company’s own liquidity and capital resources, or otherwise negatively impact the Company’s business and financial results.

The Company’s PurCotton® products may be adversely affected by price reductions of raw materials of the Company’s competitive products

Markets for all of the Company’s products, especially the Company’s PurCotton® products, are extremely competitive. The Company competes based upon a variety of factors, including cost of production and raw materials.  It is possible that the Company’s competitors have lowered their cost of production due to price decrease in rayon and polyester and engage in price competition through aggressive pricing policies to secure a greater market share to the Company’s detriment.  The Company’s PurCotton® business may be adversely affected by competition, and the Company may not be able to maintain its profitability if the competitive environment worsens.

In order to grow at the pace expected by management, the Company will require additional capital to support its long-term business plan. If the Company is unable to obtain additional capital in future years, it may be unable to proceed with its long-term business plan and the Company may be forced to curtail or cease its operations

The Company will require additional working capital to support its long-term business plan, which includes identifying suitable targets for horizontal or vertical mergers or acquisitions, so as to enhance the overall productivity and benefit from economies of scale. The Company’s working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with its customers. The Company may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. Additional financings could result in significant dilution to the Company’s earnings per share or the issuance of securities with rights superior to the Company’s current outstanding securities. In addition, the Company may grant registration rights to investors purchasing its equity or debt securities in the future. If the Company is unable to raise additional financing, it may be unable to implement its long-term business plan, develop or enhance its products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all. In addition, a lack of additional financing could force the Company to substantially curtail or cease operations.

The Company may be exposed to potential risks relating to its internal controls over financial reporting and its ability to have those controls attested to by its independent auditors

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the companies’ internal controls over financial reporting in their annual reports, including Form 10-K.  These requirements first applied to the Company in connection with the Report for the fiscal year ended September 30, 2009. Management’s report on internal control over financial reporting is set out in Item 9A “Controls and Procedures.” of the 2009 Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. The Company can provide no assurance that it will be able to comply with all of the requirements imposed thereby.  The requirement for the auditor’s attestation in connection with the Report will be effected to the Company for the fiscal year ended September 30, 2010. There can be no assurance that the Company will receive a positive attestation from its independent auditors.  If significant deficiencies or material weaknesses in the Company’s internal controls are identified, the Company may not be able to remediate in a timely manner. In such case, investors and others may lose confidence in the reliability of the Company’s financial statements.  The Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective and that its internal control over financial reporting has been effective for the fiscal year ended as of September 30, 2009.

The Company’s holding company structure and Chinese accounting standards and regulations may limit the payment of dividends

The Company has no direct business operations other than ownership of its subsidiaries.  While the Company has no current intention of paying dividends, should it decide in the future to do so, as a holding company, its ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from its operating subsidiaries and other holdings and investments.  In addition, the Company’s operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to the Company, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below.  If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations.  The Company’s subsidiaries in China are required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds.  Currently, the Company’s subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends.  If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, the Company will be unable to pay any dividends.

The Company may be subject to fines and legal sanctions imposed by State Administration of Foreign Exchange (SAFE) or other Chinese government authorities if it or its Chinese directors or employees fail to comply with recent Chinese regulations relating to employee share options or shares granted by offshore listed companies to Chinese domestic individuals

On December 25, 2006, the People’s Bank of China, or PBOC, issued the Administration Measures on Individual Foreign Exchange Control, and the corresponding Implementation Rules were issued by SAFE on January 5, 2007. Both of these regulations became effective on February 1, 2007. According to these regulations, all foreign exchange matters relating to employee stock holding plans, share option plans or similar plans with Chinese domestic individuals’ participation require approval from the SAFE or its authorized branch. On March 28, 2007, the SAFE issued the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. Under the Stock Option Rule, Chinese domestic individuals who are granted share options or shares by an offshore listed company are required, through a Chinese agent or Chinese subsidiary of the offshore listed company, to register with the SAFE and complete certain other procedures. As the Company is an offshore listed company, its Chinese domestic directors and employees who may be granted share options or shares shall become subject to the Stock Option Rule. Under the Stock Option Rule, employees stock holding plans, share option plans or similar plans of offshore listed companies with Chinese domestic individuals’ participation must be filed with the SAFE. After the Chinese domestic directors or employees exercise their options, they must apply for the amendment to the registration with the SAFE. The Company is reviewing the procedures for such SAFE registration.  If the Company or its Chinese domestic directors or employees fail to comply with these regulations, the Company or its Chinese domestic directors or employees may be subject to fines or other legal sanctions imposed by the SAFE or other Chinese government authorities.

The Company only has a royalty-free license to use certain patents and technologies in its business.

The Company and its subsidiaries have licensed the right to use four patents and related technologies for nonwoven fabric manufacturing from its CEO, President and Director, Jianquan Li, on a royalty-free basis and the license of some of the patents and related technologies is provided under certain license agreements entered into between the Company and Jianquan Li in 2005 and 2007.  If the licensor, Jianquan Li, unilaterally terminates or repudiates the license agreements, the Company’s business may be adversely affected as the Company may have to litigate or arbitrate to retain such license rights.  Further, if any of such licensed patents and related technologies is challenged or infringed or any claim is made against it, the Company cannot defend or dispute such challenge or claim or take action to defend against such infringement directly and will need to rely on the licensor to do so.

The Company’s business could be subject to environmental liabilities.

The Company uses certain hazardous substances in its operations. Currently it does not anticipate any material adverse effect on its business, revenues or results of operations as a result of compliance with Chinese environmental laws and regulations. However, the risk of environmental liability and charges associated with maintaining compliance with environmental laws is inherent in the nature of the Company’s business, and there is no assurance that material environmental liabilities and compliance charges will not arise in the future.

The Company’s products may contain defects, which could adversely affect its reputation and cause its to incur significant costs.

Despite testing by the Company, defects may be found in existing or new products. Any such defects could cause the Company to incur significant return and exchange costs, re-engineering costs, divert the attention of the Company’s engineering personnel from product development efforts, and cause significant customer relations and business reputation problems. Any such defects could force the Company to undertake a product recall program, which could cause it to incur significant expenses and could harm its reputation and that of its products. If the Company delivers defective products, its credibility and the market acceptance and sales of its products could be harmed.  The Company has taken out product liability insurance.

If the ultimate consumers of products of which the Company’s products are components or the assembling parts successfully assert product liability claims against the Company due to defects in such products, the Company operating results may suffer and its reputation may be harmed.

The Company’s products are applied in the manufacturing of other products. Significant property damage and personal injuries can result from defective products. If the Company’s products are not properly packaged or assembled or used in the manufacturing process of other products, and if property damage and personal injuries result from products of which the Company’s products are components or the assembling parts, the Company could be subject to claims for damages and its reputation will be damaged, regardless of whether such claims are successful.

The Company does not have authorization to cite the website of Research and Markets

The Company does not have authorization to cite the website of Research and Markets in its Annual Report on Form 10-K for the year ended September 30, 2009, filed with the SEC on December 7, 2009, which is incorporated herein by reference.  The Company believes that the absence of such authorization will not have any substantial impact on the Company’s business and financial condition.

RISKS RELATED TO THE COMPANY’S INDUSTRY

The Company may not be able to maintain or improve its competitive position because of strong competition in the medical dressing and medical disposable industry, and the Company expects this competition to continue to intensify

The medical dressing and medical disposable industry is highly competitive.  The Company faces competition from medical dressing and medical disposable manufacturers around the world.  Some of the Company’s international competitors are larger than the Company and possess greater name recognition, assets, personnel, sales and financial resources.  These entities may be able to respond more quickly to changing market conditions by developing new products and services that meet customer requirements or are otherwise superior to the Company’s products and services and may be able to more effectively market their products than the Company can because they have significantly greater financial, technical and marketing resources than the Company does.  They may also be able to devote greater resources than the Company can to the development, promotion and sale of their products.  Increased competition could require the Company to reduce its prices, resulting in fewer customer orders, and loss of market share.  The Company cannot assure that it will be able to distinguish itself in a competitive market.  To the extent that the Company is unable to successfully compete against existing and future competitors, the Company’s business, operating results and financial condition would face material adverse effects.

Cost containment measures that are prevalent in the healthcare industry may result in lower margins

The health care market was typified in recent years by strict cost containment measures imposed by governmental agencies, private insurers and other “third party” payers of medical costs.  In response to these economic pressures, virtually all segments of the health care market have become extremely cost sensitive and in many cases hospitals and other health care providers have become affiliated with purchasing consortiums that obtain large quantities of needed products and thus can sell at much lower cost.  These factors in combination have hindered suppliers and manufacturers like the Company who may not be able to supply the large quantities sought by the purchasing consortiums or who are unable to respond to the need for lower product pricing.

The Company’s failure to comply with ongoing governmental regulations could impair its operations and reduce its market share

In China, medical sanitary materials and dressings, including medical gauzes, absorbent cottons, bandages and disposable surgical suits, are supervised as medical devices and are administered by the Department of Medical Device of State Drug Administration of China.  The technology and specifications of these types of products must conform to and comply with Regulations for the Supervision and Administration of Medical Devices of China and the relevant Chinese laws and standards.  In addition, since the Company sells its products in the international markets, its products are subject to regulations imposed by various governmental agencies in the markets where its products are sold.  For example, the Company’s products exported to the U.S. must be listed with the FDA.  Certain of the Company’s products exported to the US require 510k clearance.  All the Company’s products exported to EU countries must have the CE certificate.  The Company also needs a Certificate of Foreign Manufacture for the Japanese market.  These layers of regulation cause delays in the distribution of the Company’s products and may require the Company to incur operating costs resulting from the need to obtain approvals and clearances from regulators.  Although the Company believes that it has reached the applicable standards and obtained the required certificates in the markets mentioned above, the Company may not have fully complied with all the licensing/certification requirements in these markets.

The Company’s margins are reduced when it sells its products to customers through a buying group

The Company believes that the use of buying groups by customers is becoming a trend in its industry.  These buying groups aggregate the demand of several different customers and then buy products in bulk at lower prices than any of the customers would be able to obtain individually.  The Company has only limited production capacity.  This makes it difficult for the Company to meet the often large demand for its products from buying groups that represent overseas customers in developed countries.  A single order of one kind of product from a top 500 multinational buyer could require the full manufacturing capacity of one of the Company’s plants.  Although the Company has expanded its manufacturing capacity, its capacity is still not large enough to meet the demands of these clients.  As a result, the Company may lose business to other manufacturers of its products who have more manufacturing capacity than the Company does.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm the Company and its operational results

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the Chinese government could change these economic reforms or any of the legal systems at any time.  This has an unknown effect on the Company’s operations and profitability.  Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways.  As a result of these differences, the Company may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

The Company’s business is largely subject to the uncertain legal environment in China and your ability to legally protect your investment could be limited

The Chinese legal system is a civil law system based on written statutes.  Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used.  The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China.  However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties.  These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses.  In addition, all of the Company’s executive officers and its directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S.  As a result, it could be difficult if not impossible, for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against the Company or any of these persons.

The Chinese government exerts substantial influence over the manner in which the Company must conduct its business activities

China has only recently permitted provincial and local economic autonomy and private economic activities.  The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  The Company’s ability to operate in China may be harmed by changes in its economic policies and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.  The Company believes that its operations in China are in material compliance with all applicable legal and regulatory requirements.  However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on the Company’s part to ensure compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require the Company to divest itself of any interest the Company then holds in Chinese properties or joint ventures.

Future inflation in China may inhibit the Company’s activity to conduct business in China

In recent years, the Chinese economy has experienced periods of rapid expansion and widely fluctuating rates of inflation.  These factors have led to the adoption by Chinese government, from time to time, of various austerity measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for the Company’s products.

Restrictions on currency exchange may limit the Company’s ability to receive and use its revenues effectively

The majority of the Company’s revenues will be settled in Renminbi and U.S. dollars, and any future restrictions on currency exchanges may limit the Company’s ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business.  In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  The Company cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The value of the Company’s securities will be affected by the foreign exchange rate between other currencies and Renminbi

The value of the Company’s common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which the Company’s sales may be denominated, such as Euro, British pound, Australian dollars, and etc.  For example, to the extent that the Company needs to convert U.S. dollars into Renminbi for its operational needs and should the Renminbi appreciate against the U.S. dollar at that time, the Company’s financial position, the business of the Company, and the price of the Company’s common stock may be harmed.  Conversely, if the Company decides to convert its Renminbi into U.S. dollars for the purpose of declaring dividends on its common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Company’s earnings from its subsidiaries in China would be reduced.

Recent Chinese regulations relating to the establishment of offshore special purpose companies by Chinese residents and registration requirements for China resident shareholders owning shares in offshore companies may subject the Company’s China resident shareholders to personal liability and limit the Company’s ability to acquire Chinese companies or to inject capital into its operating subsidiaries in China, limit its subsidiaries’ ability to distribute profits to the Company, or otherwise materially and adversely affect the Company.

State Administration of Foreign Exchange, SAFE, issued a public notice in October 2005 (“Circular 75”), requiring PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of acquiring any assets of or equity interest in PRC companies and raising funds from overseas. In addition, any PRC resident who is the shareholder of an offshore special purpose company is required to amend his or her SAFE registration with the local SAFE branch, with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. To further clarify the implementation of Circular 75, the SAFE issued Circular 124 and Circular 106 on November 24, 2005 and May 29, 2007, respectively. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. If these shareholders fail to comply, the PRC subsidiaries are required to report to the local SAFE authorities. If the PRC subsidiaries of the offshore parent company do not report to the local SAFE authorities, they may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company and the offshore parent company may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the above SAFE registration requirements could result in liabilities under PRC laws for evasion of foreign exchange restrictions. The Company’s PRC resident beneficial owners may not have registered with the local SAFE branch as required under SAFE regulations. The failure or inability of these PRC resident beneficial owners to comply with the applicable SAFE registration requirements may subject these beneficial owners or the Company to fines, legal sanctions and restrictions described above.

Certain tax treatment that the Company presently enjoys in China is scheduled to expire over the next several years.

Some of the Company’s subsidiaries are entitled to certain preferential tax treatment which will expire in 2010, 2011 or 2012, as applicable. When such preferential tax treatment expires, the Company’s income tax expenses will increase, reducing its net income below what it would be if it continued to enjoy such preferential tax treatment. A special tax rate of 15% is given to Winner Industries (Shenzhen) Co., Ltd., “Winner Shenzhen”, as it has obtained the High and New Technology Enterprise Certificate.  Such special tax rate will expire in 2011. The Company would be required to pay the common 25% income tax thereafter instead of the special 15% income tax rate if Winner Shenzhen cannot obtain the High and New Technology Enterprise Certificate status after its expiry of 2011.

RISKS RELATED TO THE MARKET FOR THE COMPANY’S STOCK

The Company’s common stock is quoted on The New York Stock Exchange AMEX, which may have an unfavorable impact on the Company’s stock price and liquidity

The Company’s common stock is quoted on The New York Stock Exchange AMEX under the symbol “WWIN”.  The New York Stock Exchange AMEX is a more limited market than the New York Stock Exchange or NASDAQ Stock Market.  The quotation of the Company’s shares on The New York Stock Exchange AMEX may result in a less liquid market available for existing and potential stockholders to trade shares of the Company’s common stock, could depress the trading price of the Company’s common stock and could have a long-term adverse impact on the Company’s ability to raise capital in the future.

The Company is subject to penny stock regulations and restrictions

The SEC has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  As of March 2, 2010, the closing price for the Company’s common stock was $7.18.  If the Company’s stock is a “penny stock”, it may become subject to Rule 15g-9 under the Exchange Act of 1934, or the “Penny Stock Rule.”  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors”, generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses.  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell the Company’s securities and may affect the ability of purchasers to sell any of the Company’s securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market.  Disclosure also is required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that the Company’s common stock will qualify for exemption from the Penny Stock Rule.  In any event, even if the Company’s common stock were exempt from the Penny Stock Rule, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

The market price for the Company’s common stock has been and may be volatile; the price at which the Company offers its common stock may differ from the market price of its common stock.

The trading price of the Company’s common stock has and may continue to fluctuate widely in response to various factors, some of which are beyond the Company’s control. These factors include, in addition to the risk factors set forth in this prospectus and the risk factors incorporated by reference herein, the Company’s quarterly operating results or the operating results of other companies in the Company’s industry, announcements by the Company or its competitors of acquisitions, new products, product improvements, commercial relationships, intellectual property, legal, regulatory or other business developments and changes in financial estimates or recommendations by stock market analysts regarding the Company or its competitors. In addition, the stock market in general, and the market for companies based in China in particular, has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated or disproportionate to their operating performance. These broad market fluctuations may materially affect the Company’s stock price, regardless of its operating results. Further, the market for the Company’s common stock is limited and the Company cannot assure you that a larger market will ever be developed or maintained. The Company cannot predict the effect that this offering listing will have on the volume or trading price of its common stock. The Company cannot provide assurance that the market price of its common stock will not fall below the public offering price or that, following the offering, a stockholder will be able to sell shares acquired in this offering at a price equal to or greater than the offering price. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce the Company’s market price. As a result, these factors may make it more difficult or impossible for you to sell the Company’s common stock for a positive return on your investment.

As the price for an offering of the Company’s common stock will be influenced by many factors, including those affecting the trading price of its common stock referenced in the preceding paragraph, as well as the limited trading volume of its common stock, the Company can make no assurances regarding the price at which it will offer its shares of common stock in this offering. Such offering price may be at a discount to the trading price of the Company’s common stock prior to this offering, which discount could be significant.

Certain of the Company’s stockholders hold a significant percentage of the Company’s outstanding voting securities

Mr. Jianquan Li and his wife Ping Tse own approximately 80.68% of the Company’s outstanding voting securities as of March 2, 2010.  As a result, they possess significant influence, giving them the ability, among other things, to elect a majority of the Company’s Board of Directors and to authorize or prevent proposed significant corporate transactions.  Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Certain provisions of the Company’s Articles of Incorporation may make it more difficult for a third party to effect a change- in-control

The Company’s Articles of Incorporation authorizes the Board of Directors to issue up to 2,500,000 shares of preferred stock.  The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders.  These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions.  The issuance of any preferred stock could diminish the rights of holders of the Company’s common stock, and therefore could reduce the value of such common stock.  In addition, specific rights granted to future holders of preferred stock could be used to restrict the Company’s ability to merge with, or sell assets to, a third party.  The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the Company’s stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of the Company’s common stock.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for capital expenditures, possible future acquisitions, and general corporate and working capital purposes.  We have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 247,500,000 shares of common stock and 2,500,000 shares of preferred stock, $0.001 par value per share. As of March 1, 2010, there were 22,363,675 shares of our common stock outstanding.

General

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable.

Dividends

Other than the dividends declared or paid by the Company’s subsidiary Winner Group Limited and the reverse stock split effected before the reverse acquisition transaction, the Company has never declared dividends or paid cash dividends.  The Company’s board of directors will make any decisions regarding dividends.  The Company currently intends to retain and use any future earnings for the development and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent

Nevada Agency and Trust Company is our transfer agent.

Listing

Our common stock is currently traded on the New York Stock Exchange AMEX under the symbol “WWIN”.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 2,500,000 shares of preferred stock, $0.001 par value per share.  As of the date hereof, there are no shares of preferred stock outstanding.

Shares of preferred stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering.  Such prospectus supplement will include:

•	the title and stated or par value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any voting rights of the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•
the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

•	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement.  The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock.  Warrants may be issued independently or together with any preferred stock or common stock, and may be attached to or separate from any offered securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us.  The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.  This summary of some provisions of the securities warrants is not complete.  You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants.  The securities warrant agreement, together with the terms of the securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	if appropriate, a discussion of Federal income tax consequences; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only.  Warrants will be issued in registered form only.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities.  If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any securities warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including in the case of securities warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus, but is not complete.  We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt.  While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.  Unless the context requires otherwise, whenever we refer to the “indentures,” we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue any new senior debt securities under a senior indenture that we will enter into with a trustee named in such senior indenture.  We will issue any subordinated debt securities under a subordinated indenture that we will enter into with a trustee named in such subordinated indenture.  We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part, and supplemental indentures, forms of debt securities containing the terms of any debt securities to be offered, and other related documents will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Any indenture and any trustee will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We use the term “trustee” to refer to either a trustee under the senior indenture or a trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of any senior debt securities, any subordinated debt securities and the related indentures are subject to, and qualified in their entirety by reference to, all of the provisions of any indenture applicable to a particular series of debt securities.  We urge you to read the applicable prospectus supplements related to any debt securities that we may offer under this prospectus, as well as the complete indentures that contains the terms of any debt securities.  Except as we may otherwise indicate, the terms of any senior indenture and any subordinated indenture will be identical.

In addition, the material specific financial, legal and other terms as well as any material U.S. federal income tax consequences particular to securities of each series will be described in the prospectus supplement relating to the securities of that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplement indenture.  Debt securities may be issued in separate series without limitation as to aggregate principal amount.  We may specify a maximum aggregate principal amount for the debt securities of any series.  This section and the applicable prospectus supplement summarize all the material terms of the applicable indenture and the debt security being offered.  They do not, however, describe every aspect of the indenture and the debt security. For example, in this section and the prospectus supplement we use terms that have been given special meaning in the indenture, but we describe the meaning for only the more important of those terms.  We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and, if so, the terms and who the depositary will be;

•	the maturity date;

•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•
the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option, to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders or affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of certain material or special U.S. federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the applicability of the provisions in the indenture on discharge;

•
whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

•
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Principal Amount, Stated Maturity and Maturity

The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due.  The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security.  The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock, our preferred stock or other securities.  We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option.  We may include provisions pursuant to which the number of shares of our common stock, our preferred stock or other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that is a material restriction on our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable at maturity, upon redemption or repurchase or otherwise, and the time for payment has not been extended;

•
if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or we and the trustee receive notice from the holders of at least 51% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

We will describe in each applicable prospectus supplement any additional events of default or differences in the events of default identified above relating to the relevant series of debt securities.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 51% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately.  If an event of default specified in the last bullet point above occurs with respect to us, the unpaid principal, premium, if any, and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

Subject to the terms of the indentures, the holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.  Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture occurs and continues, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense.  The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•
subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

The indentures provide that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.  The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, or that the trustee determines is unduly prejudicial to the rights of any other holder of the relevant series of debt securities, or that would involve the trustee in personal liability.  Prior to taking any action under the indentures, the trustee will be entitled to indemnification against all costs, expenses and liabilities that would be incurred by taking or not taking such action.

Modification of Indenture; Waiver

Subject to the terms of the indenture for any series of debt securities that we may issue, we and the trustee may change an indenture without the consent of any holders with respect to the following specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;
•	to comply with assumption of obligations in the event of a consolidation, merger, or sale;
•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;
•
to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, provided that it does not have a material adverse effect on any holders as set forth in the indenture;

•
to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities — General,” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;
•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;
•
to add to our covenants such new covenants, restrictions, conditions or provisions for the benefit of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred to us in the indenture; or

•	to change anything that does not adversely affect the interests of any holder of debt securities of any series in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected.  However, subject to the terms of the indenture for any series of debt securities that we may issue or otherwise provided in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the stated maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption or repurchase of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that, subject to the terms of the indenture and any limitation otherwise provided in the prospectus supplement applicable to a particular series of debt securities, we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	recover excess money held by the trustee;
•	compensate and indemnify the trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We may issue debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof.  The indentures will provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series (the “Depository”).  See “Book-Entry” below for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose.  Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities.  We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture and is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.  However, upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders.  Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series.  We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.  We will maintain a paying agent in each place of payment for the debt securities of a particular series.

Book-Entry

Debt securities in book-entry form are represented by a global security registered in the name of the Depository or its nominee, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the Depository’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the Depository and its participants. Payments on debt securities registered in the name of the Depository or its nominee will be made in immediately available funds to the Depository or such nominee as the registered owner. We and the trustee will treat the Depository or its nominee as the owner of such debt securities for all other purposes as well. Therefore, neither we, the trustee nor any paying agent has any direct responsibility or liability for the payment of any amount due on the debt securities to owners of beneficial interests in such global securities.

Except as set forth in an applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in definitive form and will not be considered to be the owners or holders of any debt securities under such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the Depository, and, if such person is not a participant in such Depository, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•
the terms of the units and of any of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

ANTI-TAKEOVER EFFECTS OF NEVADA LAW

We are subject to the “business combination” provisions of Sections 78.411 to 78.444 of Nevada’s Combinations with Interested Stockholders statute.  In general, such provisions prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder:

•
for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or

•	after the expiration of the three-year period, unless:

•	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

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if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Nevada’s Acquisition of Controlling Interest statute (NRS Sections 78.378-78.3793) applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. As of the date of this prospectus, we do not believe we have 100 stockholders of record who are residents of Nevada, although there can be no assurance that in the future the Acquisition of Controlling Interest statute will not apply to us.

The Acquisition of Controlling Interest statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right.  The Acquisition of Controlling Interest statute also provides that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, (iv) in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise, or (v) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price of the securities;
•	any over-allotment options under which underwriters may purchase additional securities from us;

•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

In compliance with FINRA guidelines, the aggregate maximum fees or other items of value to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Certain matters with respect to the common stock offered hereby will be passed upon by Holland & Hart LLP.

EXPERTS

The consolidated financial statements as of September 30, 2009 and 2008 and for each of the three years in the period ended September 30, 2009 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO Limited, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our common stock offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC.  The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  The following documents were filed with the SEC pursuant to the Exchange Act and are incorporated by reference and made a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended September 30, 2009, filed with the SEC on December 7, 2009;

•	our Current Report on Form 8-K filed with the SEC on January 15, 2010;

our Quarterly Report on Form 10Q for the quarterly period ended December 31, 2009, filed with the SEC on February 10, 2010;

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the description of our Common Stock contained in our Registration Statement on Form 8-A, as amended (File No. 001-34484), including any amendment or report filed for the purpose of updating such description; and

•
all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and prior to the termination of this offering.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, at no cost to the requestor, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates).  Written or telephone requests should be directed to:  Winner Medical Group Inc., Winner Industrial Park, Bulong Road, Longhua, Shenzhen City 518109, the People’s Republic of China.  Our telephone number is (86) 755-28138888.  Our website is located at www.winnermedical.com.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with different or additional information.  We will not make an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

$50,000,000
Common Stock
Perferred Stock
Warrants
Debt Securities
Units

Winner Medical Group Inc.

Prospectus

March 3, 2010